UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 25, 2007

Cardinal Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio

(State or Other Jurisdiction of Incorporation)

1-11373	31-0958666
(Commission File Number)	(IRS Employer Identification Number)

7000 Cardinal Place, Dublin, Ohio 43017

(Address of Principal Executive Offices, Including Zip Code)

(614) 757-5000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 25, 2007, Cardinal Health, Inc. (the “Company”) and Phoenix Charter LLC (“Phoenix”), an affiliate of The Blackstone Group (“Blackstone”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”), pursuant to which Phoenix will acquire the Company’s Pharmaceutical Technologies and Services segment, other than the Martindale and Beckloff businesses (the segment, excluding the Martindale and Beckloff businesses, the “Business”), for $3,305,000,000 in cash (the “Sale”). The purchase price is subject to possible upward or downward adjustment based on certain provisions in the Purchase Agreement relating to the working capital, indebtedness and earnings before interest, taxes, depreciation and amortization of the Business.

The completion of the Sale is subject to customary closing conditions, including antitrust clearance, no injunctions or illegality, and the absence of a material adverse effect on the Business or Phoenix’s ability to timely consummate the transactions contemplated by the Purchase Agreement. The Sale is not subject to any financing condition, and is expected to close early in the Company’s fiscal fourth quarter.

In connection with the execution of the Purchase Agreement, Blackstone Capital Partners V L.P., an affiliate of Blackstone, issued a limited guaranty in favor of the Company to support Phoenix’s obligations under the Purchase Agreement. The maximum aggregate liability of Phoenix under the Purchase Agreement and Blackstone Capital Partners V L.P. under the limited guaranty is limited to $65,000,000 in the aggregate.

On January 25, 2007, the Company and Blackstone jointly announced the execution of the Purchase Agreement. A copy of the press release was furnished as Exhibit 99.02 to a Current Report on Form 8-K filed by the Company on January 25, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date:	January 31, 2007	By:	/s/ Ivan K. Fong
		Name:	Ivan K. Fong
		Title:	Chief Legal Officer